SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cornerstone Healthcare Plus REIT, Inc.
(Exact name of registrant as specified in its governing instruments)
1920 Main Street, Suite 400
Irvine, California 92614
(949) 852-1007
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry G. Roussel
President and Chief Executive Officer
Cornerstone Healthcare Plus REIT, Inc.
1920 Main Street, Suite 400
Irvine, California 92614
(949) 852-1007
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert H. Bergdolt, Esq.
Damon M. McLean, Esq.
DLA Piper US LLP
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
     Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☑ Registration No. 333-168013
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☐	☐	☐	☑

Explanatory Note
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-168013) is filed pursuant Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement.
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits
(b)	The following exhibits are filed as part of this registration statement:

Ex.	Description
23.3	Consent of Deloitte & Touche LLP
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 25, 2011.

CORNERSTONE HEALTHCARE PLUS REIT, INC.
By	/s/ TERRY G. ROUSSEL
Terry G. Roussel
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on March 25, 2011:

Name	Title

/s/ TERRY G. ROUSSEL	President, Chief Executive Officer and Director
Terry G. Roussel	(Principal Executive Officer)

/s/ SHARON C. KAISER	Chief Financial Officer (Principal
Sharon C. Kaiser	Financial and Accounting Officer)

*	Director
Steven M. Pearson

*	Director
Barry A. Chase

*	Director
James M. Skorheim

*	Director
William Bloomer

*	Director
Romeo Cefalo

*	Director
Ronald Shuck

*	Director
William Sinton

*By:	/s/ TERRY G. ROUSSEL Terry G. Roussel Attorney-in-Fact